Exhibit 10.5

FRENCH SUB-PLAN TO THE

AMENDED AND RESTATED

INFORMATION SERVICES GROUP, INC.

2007 EQUITY AND INCENTIVE AWARD PLAN

(as amended by the 2025 amendment)

December 2025

1.PURPOSE

The shareholders’ general meeting of Information Services Group, Inc. (the “Company”) adopted the 2007 Equity And Incentive Award Plan in 2007, then restated it in 2014, then amended it in 2020, then on 24 April 2025 (the “Plan”).

According to article L.225-197-1 et seq. of the French Commercial Code, the grant of free shares must be authorised first by an extraordinary shareholders’ general meeting (for a maximum duration of 38 months), then awarded by the Board of Directors (the “Board”). One of the conditions for a foreign share plan to qualify for the French tax and social contributions regime is that it complies with the requirements of the French Commercial Code.

Through the Plan, the Company established a framework to aid the Company in attracting, retaining, motivating and rewarding employees and non-employee directors of the Company or its subsidiaries or Affiliates, to provide for equitable and competitive compensation opportunities, to recognise individual contributions and reward achievement of Company goals, and promote the creation of long-term value for shareholders by closely aligning the interests of the Participants with those of shareholders.

According to the authority granted to the Board under section 14 of the Plan (“International Participants”), the Board may adopt sub-plans for the grant of Awards to Participants outside of the United States of America. Consequently, the Board determined that it was necessary and desirable to establish a sub-plan of the Plan for the purpose of granting Awards to French Participants.

The terms of the Plan, as amended from time to time, shall, subject to the provisions hereof, constitute the French Sub-Plan (the “French Sub-Plan”). The French Sub-Plan shall be read in conjunction with the Plan, and is subject to the terms and conditions of the Plan; provided, that to the extent that the terms and conditions of the Plan differ from or conflict with, the terms or conditions of the French Sub-Plan, the terms and conditions of the French Sub-Plan shall prevail.

The French Sub-Plan aims at adapting the Plan for grants of Restricted Stock Units on Shares of the Company to French Participants (“French RSU”). The French RSU are intended to meet the requirements of article L.225-197-1 et seq. of the French Commercial Code. Sections of the Plan specific to Options and Stock Appreciation Rights do not apply to French RSU.

The Company must, in operating the French Sub-Plan, take into account the French Labour Law requirement of equal treatment for employees under the same circumstances (same seniority, same length of service, hierarchical level, paygrade, etc) including, but not limited to, when establishing the list of Award beneficiaries or the categories of Award beneficiaries.

The Company shall ensure, or shall procure that, the requirements set by the French Labour Code, in particular those relating to the disclosure of the list of Award holders to social security authorities shall be met.

Last but not least, any Award under the French Subplan shall not be subject to good leaver and bad leaver clauses, as bad laver clauses constitute monetary sanctions that are prohibited by French Labour case law.

2.DEFINITIONS

2.1

Unless otherwise stated and unless the context otherwise requires, the definitions set out in the Plan shall apply to the French Sub-Plan as such definitions apply to the Plan, subject to the following amendments and additions:

(b) “Affiliate(s)”: for the purpose of the eligibility to be granted French RSU, and given that the Company is listed on a regulated market, French RSU can be granted to any French Participant from the Company, or from an affiliate, being defined as:

-	a company (or an economic interest grouping) in which the Company owns, directly or indirectly, at least 10% of the share capital or voting rights;
-	a company (or an economic interest grouping) which owns, directly or indirectly, at least 10% of the share capital or voting rights of the Company;
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a company (or an economic interest grouping) in which the company which owns, directly or indirectly, at least 50% of the share capital or voting rights of the Company, owns, directly or indirectly, at least 50% of the share capital or voting rights.

It is hereby noted that, the Company being listed on a regulated market, Awards granted to French Participants who are corporate officers of the Company or of its French Affiliates would entail additional obligations, as listed under the French Participant definition in paragraph 2.(s).

(c) “Award” means an award of French RSU granted (or to be granted) by the Company to a French Participant under the Plan as varied by the French Sub-Plan.

(f) “Change in Control”, “Control” or “Controlled” shall be construed under the meaning of “control” defined in Article L. 233-3 I of the French Commercial Code.

(h) “Committee” shall mean the Board or its Compensation Committee, or any other Committee which is a direct formation of the Board.

(j) “Disability” means a disability falling with category II or category III under Article L. 341-4 of the French Social Security Code.

(k) “Effective Date”: as defined, but being reminded that grants of Awards under the Plan as amended by the French Subplan may only be authorised by the shareholder’s general meeting for a maximum duration of 38 months from the date of the relevant shareholders’ general meeting, which is one of the main conditions for Awards under the Plan to qualify for the benefit of the French tax and social contributions regime.

(l) “Employment”: refers to a French Participant’s contract of employment or corporate office.

(s) “French Participant” replaces the term Participant and means any person:

(i)

who is a bona fide employee, including any person who is an executive director with a contract of employment, or a contractor or a corporate officer (i.e. persons referred to in II of article L. 225-197-1 of the French Commercial Code (i.e. the Chairman of the Board of Directors - président du conseil d’administration, the CEO - directeur général, deputy CEOs - directeurs généraux délégués, members of the managing board - membres du directoire, the president of a simplified joint stock company – président de société par actions simplifiée, or the statutory manager of a limited stock partnership – gérant de société en commandite par actions), as well as the directors and members of the supervisory board) of the Company; or

(ii)	who is a bona fide employee, including any person who is an executive director with a contract of employment, of an Affiliate; or
(iii)	who is a bona fide corporate officer of a company (or an economic interest grouping) in which the Company owns, directly or indirectly, at least 10% of the share capital or voting rights;

and who is resident in France and subject to French tax and social security laws.

When a company listed on a regulated market allocates free shares to certain corporate officers of said company or its affiliates, Article L.22-10-60 of the French Commercial Code requires the implementation of a measure to improve the situation of employees, chosen from the following list:

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“1° The company shall, under the conditions provided for in Articles L. 225-197-1 to L. 225-197-5 and L. 22-10-59, grant free shares to all of its employees and at least 90% of all employees of its subsidiaries within the meaning of Article L. 233-1 and covered by Article L. 210-3;

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2° The company shall, under the conditions provided for in Articles L. 225-177 to L. 225-186 and L. 22-10-57, grant stock options to all of its employees and at least 90% of all employees of its subsidiaries within the meaning of Article L. 233-1 and covered by Article L. 210-3;

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3° A profit-sharing agreement within the meaning of Article L. 3312-2 of the French Labour Code, an exceptional profit-sharing agreement within the meaning of Article L. 3324-2 of the same code or a voluntary profit-sharing agreement within the meaning of Article L. 3323-6 of the same code is in force within the company and for the benefit of at least 90% of all the employees of its subsidiaries within the meaning of Article L. 233-1 and falling within the scope of Article L. 210-3 of this code. If, in the company or in its aforementioned subsidiaries, agreements are in force or were in force in respect of the previous financial year, the first allocation authorised by a general meeting after the date of publication of Law 2008-1258 of 3 December 2008 in favour of income from employment may only take place if the companies concerned modify the calculation methods of each of these agreements by means of an agreement or an amendment or pay a collective profit-sharing supplement within the meaning of Article L. 3314-10 of the Labour Code or a supplement to the special profit-sharing reserve within the meaning of Article L. 3324-9 of the same Code;

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4° All eligible employees of the company and at least 90% of all eligible employees of its subsidiaries within the meaning of Article L. 233-1 and covered by Article L. 210-3 benefit from a payment made under the conditions provided for in 1° of Article L. 3332-11 of the Labour Code.”

The scope of this legal obligation may be detailed as follows:

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“Subsidiaries within the meaning of Article L. 233-1 and covered by Article L. 210-3” are the direct subsidiaries (directly held at more than 50% of the capital) of the company granting the free shares, and whose registered office is located on French territory. Only the staff of the granting company and of these companies may benefit from the above-mentioned improvement measures of Article L.22-10-60 of the French Commercial Code.

-	The corporate officers to whom the grant of free shares triggers these obligations are those mentioned in (i) above.
-	The French Tax Authority doctrine states that this obligation must also be respected by foreign companies that award free shares to the corporate officers of their French or branches.

3.SHARES SUBJECT TO THE PLAN

Mentions pertaining to withholding and cash settlement do not apply to grants of French RSU.

In addition, there are specific limits imposed by French law:

-	No Award may be granted to a French Participant at any time when he/she holds more than 10% of the share capital of the Company then in issue.
-	No Award may be granted to a French Participant if such grant would, upon vesting, lead such French Participant to hold more than 10% of the share capital of the Company then in issue.
-	The aggregate number of free shares subject to Awards may not exceed:
(i)	15% of the Company’s share capital then in issue; or
(ii)	20% of the Company’s share capital then in issue if the Company falls within the definition of a European Small Business;
(iii)

The percentages above are increased to 30% when the allocation of free shares benefits employees of the company representing at least 25% of the total gross salaries taken into account for determining the contribution base defined in Article L.242-1 of the French Social Security Code and paid during the last fiscal year and at least 50% of the company’s salaried staff, and to 40% when the allocation benefits all of the company’s salaried staff. Beyond the 15% or 20% percentage, the difference between the number of shares distributed to each employee may not exceed a ratio of one to five.

For the purposes of applying the above-mentioned limits, vested and lapsed Awards of free shares shall not be taken into account.

4.administration

(a)	Delegation: does not apply to grants of French RSU. Only the Board or the Committee may administrate Awards of French RSU.
(b)	Substitute Awards: are only possible in case or merger or demerger and count against the maximum number of Shares available for Awards.
(c)

Interpretation: amendments to the Plan which would detrimentally affect French Participants may not be made without the written consent of all French Participants unless they follow a statutory or regulatory requirement.

(d)	Terms: in addition to the fact that any modification would have to follow the rule in 4.(c) above, accelerated vesting is only possible in case of:
(i)

Death of the beneficiary, in which case the estate, heirs, personal representative or entitled persons may request the grant to their benefit of the French beneficiary’s Awards within six months of the date of death, in accordance with the provisions of Article L. 225-197-3 of the French Commercial Code. After this period, Awards are voided;

(ii)	Only if authorised by the general meeting: disability of the beneficiary, falling with category II or category III under Article L. 341-4 of the French Social Security Code;
(iii)	Any other case of accelerated vesting will disqualify the plan.

Regarding vesting, for the grant of an Award of French RSU, the minimum vesting period and holding period is as follows:

(i)	Either a minimum 2-year vesting period; or
(ii)	A minimum 1-year vesting period followed by a minimum 1-year holding period;

so that the minimum duration of either vesting period or vesting period plus holding period amounts to two years.

A holding period is a period following the vesting of a French RSU Award, during which Shares cannot be sold or transferred in any manner, unless the French Participant dies or is subject to Disability.

The Award letter for French RSU Award shall include such language as will ensure that the above-mentioned requirements are met. If no holding period is stated, the minimum vesting period shall be two years.

Exceptionally, if more than two years have passed since the date of the Award, accelerated vesting and/or waiver of the holding period are possible but require formal amendments of the Award by the Committee.

5.LIMITATIONs

The second paragraph does not apply to Awards of French RSU.

6.OTHER STOCK-BASED AWARDS, INCENTIVE AWARDS and PERFORMANCE-BASED AWARDS

(a)	Other Stock-Based Awards: no settlement in cash is possible for Awards of French RSU, neither are dividends nor dividends equivalents as long as the Awards are not vested.
(b)	Incentive Awards: do not apply to Awards of French RSU.
(c)	Performance-Based Awards: the performance period must follow the minimum vesting period set out in paragraph 4.(d).
(d)	Performance-Based Award Maximums: the maximum number of Shares that may be earned per year is subject to the limitations set out in paragraph 3. No Award in cash is possible.

7.ADJUSTMENT UPON CERTAIN EVENTS

(a)	Generally: adjustments cannot include a part in cash.
(b)	Change in Control: accelerated vesting and dispensation of holding period are only possible in the situations outlined in paragraph 4 (d).

8.Amendments and termination

Amendments and alterations to the Plan are subject to the limitation set out in paragraph 4.(c) and termination of the Plan may not be decided without consent of the French Participants.